EXHIBIT 3

           LONGVIEW FIBRE COMPANY
[LOGO]     --------------------------------------------------------------
           VALUE-ADDED PRODUCTS SUSTAINABLE FORESTRY


                                               September 20, 2006


Brookfield Asset Management Inc.
BCE Place, Suite 300
181 Bay Street, P.O. Box 762
Toronto, Ontario, Canada M5J 2T3
Attention: Reid Carter, Managing Partner

                            CONFIDENTIALITY AGREEMENT
                            -------------------------

Ladies and Gentlemen:

                  You have expressed an interest in a possible negotiated business combination or other strategic transaction (the "Transaction") involving Longview Fibre Company, a Washington corporation (the "Company"), or one or more of its subsidiaries. In connection with your evaluation of the Transaction, you have requested information concerning the Company and its subsidiaries and the Transaction. All such information furnished to you or any of your directors, officers, employees, affiliates, representatives (including, without limitation, financial advisors, attorneys, accountants and consultants) or agents or your potential sources of financing for the Transaction (collectively, "your Representatives"), by the Company or any of the Company's or any of its subsidiaries' directors, officers, employees, affiliates, representatives (including, without limitation, financial advisors, attorneys and accountants) or agents (collectively, "the Company's Representatives"), irrespective of the form of communication (whether provided orally or in written form or provided or stored on electronic or magnetic media, film or any other form or media), and whether such information is so furnished before, on or after the date hereof, and all analyses, compilations, data, forecasts, studies, notes, interpretations, memoranda or other documents prepared by you or your Representatives containing or based in whole or in part on any such information are collectively referred to herein as the "Information." The term "Information" will not, however, include information which (i) is or becomes publicly available other than as a result of a disclosure by you or your Representatives or (ii) is or becomes available to you on a nonconfidential basis from a source (other than the Company or the Company's Representatives) which is not, to your knowledge after reasonable inquiry, prohibited from disclosing such information to you by a legal, contractual or fiduciary obligation to the Company or another person.

                  In consideration of the Information being furnished to you, you acknowledge and agree as follows:


                               CORPORATE OFFICES
--------------------------------------------------------------------------------
                 300 Fibre Way P.O. Box 639, Longview, WA 98632
         Phone (360) 425-1550 Fax (360) 575-5934 www.longviewfibre.com

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1.       You and your Representatives (a) will keep the Information strictly confidential and will not (except as required by applicable law, regulation or legal process, and in such event only after compliance with paragraph 3 below), without the Company's prior written consent, disclose any Information in any manner whatsoever, (b) will not use any Information other than in connection with the Transaction and (c) will not use any Information in any manner that is directly or indirectly detrimental to the Company; provided, however, that you may reveal the Information to your Representatives (x) who need to know the Information for the purpose of evaluating the Transaction, (y) who are informed by you of the confidential nature of the Information and (z) who agree to act in accordance with the terms of this letter agreement. You will cause your Representatives to observe the terms of this letter agreement, and you will be responsible for any breach of this letter agreement attributable to any of your Representatives.

2. Without the prior written consent of the Company, neither you nor your Representatives will disclose (except as required by applicable law, regulation or legal process, and in such event only after compliance with paragraph 3 below), (a) the terms of this letter agreement, other than to your Representatives pursuant to the proviso in paragraph 1 above, or (b) any of the terms, conditions or other facts with respect to the Transaction, including the status thereof, other than to your Representatives pursuant to the proviso in paragraph 1 above. Without limiting the foregoing, neither you nor your Representatives will approach, discuss or offer to any person an equity participation in a possible Transaction or any other form of joint bid or acquisition without the prior written consent of the Company. The term "person" as used in this letter agreement will be interpreted broadly to include the news media and any corporation, group, partnership or other entity or individual.

3. In the event that you or any of your Representatives are requested pursuant to, or required by, applicable law, regulation or administrative or legal process to disclose any of the Information or any of the information described in paragraph 2 above, you will notify the Company promptly, to the extent not prohibited by applicable law, regulation or administrative or legal process requiring such disclosure, so that the Company may seek a protective order or other appropriate remedy or, in the Company's sole discretion, waive compliance with the terms of this letter agreement. In the event that no such protective order or other remedy is obtained, or that the Company waives compliance with the terms of this letter agreement, you

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         will furnish only that portion of the Information or any such other information which you are advised by counsel is legally required and will exercise commercially reasonable efforts to obtain reliable assurance that confidential treatment will be accorded the Information or any such other information; provided, however, that you shall give the Company advance written notice of any Information or any such other information to be disclosed as far in advance of its disclosure as is reasonably practicable.

4. If you determine not to proceed with the Transaction, you will promptly inform the Company of that decision and, in that case, and at any time upon the Company's request or that of any of the Company's Representatives, you will promptly deliver to the Company at your own expense all copies of the written Information; provided that you may choose at your own expense to destroy or cause the destruction of all copies of analyses, compilations, data, forecasts, studies, notes, interpretations, memoranda or other documents prepared by you or your Representatives containing or reflecting Information (such destruction to be confirmed to the Company by your authorized officer(s) supervising such destruction). Notwithstanding the return or destruction of Information, you and your Representatives shall continue to be bound by the confidentiality and other obligations hereunder.

5. Neither the Company nor the Company's Representatives, nor any of the Company's or their respective officers, directors, employees, agents or controlling persons within the meaning of Section 20 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), makes any express or implied representation or warranty as to the accuracy or completeness of the Information, and no such person will have any liability relating to the Information or for any errors therein or omissions therefrom. You are not entitled to rely on the accuracy or completeness of the Information and will be entitled to rely solely on such representations and warranties as may be included in any definitive agreement with respect to the Transaction, subject to such limitations and restrictions as may be contained therein. For purposes of this letter agreement, "definitive agreement" does not include an executed letter of intent or any other preliminary written agreement, nor does it include any written or oral acceptance of any offer or bid on your part.

6. You and your Representatives are familiar with the various responsibilities under applicable securities laws relating to

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Brookfield Asset Management Inc.
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         restrictions on trading in securities of an issuer while in possession of material, non-public information and restrictions on sharing such information with other persons who may engage in such trading; and, with respect to the Information and the information described in paragraph 2 above, you will not violate those restrictions and will prevent any of your Representatives who receive any Information or any such other information from violating those restrictions.

7. For a period of eighteen (18) months immediately after the date of this letter agreement, you will not, and will cause each of your Representatives and affiliates not to, directly or indirectly (i) have or acquire, or propose to have or acquire, "beneficial ownership" (within the meaning of Section 13(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) of any equity securities or assets, or rights or options to own or acquire any such securities or assets (through purchase, exchange, conversion or otherwise), of the Company or any of its subsidiaries; provided that the foregoing shall not apply to the ownership or acquisition of such securities so long as you and your Representatives and affiliates do not, and would not after giving effect to any such acquisition, beneficially own, individually or in the aggregate, more than 4.9% of the outstanding number or amount of any such class of security; (ii) make, effect or commence any tender or exchange offer, merger or other business combination involving the Company or any of its subsidiaries; (iii) consummate, commence or propose any recapitalization, restructuring, liquidation, dissolution or other extraordinary transaction with respect to the Company or any of its subsidiaries; (iv) make, or in any way participate in any "solicitation" of proxies to vote, or seek to advise or influence any person with respect to the voting of, any voting securities of the Company or any of its subsidiaries or be or become a "participant" in any "election contest" with respect to the Company (all within the meaning of Section 14 of the Exchange Act); (v) form, join or in any way participate in a "group" (within the meaning of Section 13(d)(3) of the Exchange Act) with respect to any voting equity securities of the Company or any of its subsidiaries; (vi) otherwise act, alone or in concert with others, to seek to control or influence the management, Board of Directors or policies of the Company; (vii) negotiate with or provide any information to the Company or any of its affiliates with respect to, or make any statement or proposal to the Company's (or any of its affiliates') board of directors, to any of the Company's agents or to any of the Company's shareholders with respect to, or make any public announcement or proposal or offer whatsoever with respect to, or

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         otherwise solicit, seek or offer to effect any transactions or actions described in the foregoing clauses (i) through (vi), or make any other proposal or statement inconsistent with the terms of this letter agreement; (viii) advise, assist, or encourage any other persons in connection with any of the foregoing; or (ix) make any request or otherwise attempt to amend or waive any provision of this letter agreement, unless and until, in the case of each of the foregoing clauses (i) through (ix), you have received the prior written invitation or approval of a majority of the Company's board of directors to do so. This paragraph 7 shall not apply to your Representatives' effecting or recommending transactions in securities in the ordinary course of their business as, without limitation, an investment banker, broker, dealer in securities, market maker, specialist or block positioner. You and your Representatives shall be released from the restrictions of this paragraph 7 if and when, pursuant to the terms of any Third-Party Confidentiality Agreement (as defined below), the parties subject to the Third-Party Standstill (as defined below) thereunder are released therefrom by reason of the Company's entering into a definitive agreement with a third party providing for such third party to acquire (A) beneficial ownership (as defined under Section 13(d) of the Exchange Act) of a majority equity interest in the Company pursuant to a merger, consolidation or other business combination, sale of shares of capital stock, tender offer or exchange offer or similar transaction involving the Company or (B) all or substantially all of the business or assets of the Company (a "Definitive Transaction Agreement"); provided that, if such third party that has entered into a Definitive Transaction Agreement is also party to a Third-Party Confidentiality Agreement and, but for the fact that such third party is a party to such Definitive Transaction Agreement, would have been released from the applicable Third-Party Standstill by reason of the Company's entering into such Definitive Transaction Agreement, then such third party will be deemed to have been released from such Third-Party Standstill by reason of the Company's entering into such Definitive Transaction Agreement. A "Third-Party Confidentiality Agreement" is a confidentiality agreement between the Company and a third party containing standstill restrictions (a "Third-Parry Standstill") and providing for the release of such third party therefrom upon the Company's entering into a Definitive Transaction Agreement. If in connection with the evaluation process related to the Transaction, the Company furnishes the Information to a third party pursuant to a confidentiality agreement between the Company and such third party without standstill restrictions, then, upon the

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         Company's entering into a Definitive Transaction Agreement, such third party will be deemed to have been released from a Third-Party Standstill pursuant to the terms of a Third-Party Confidentiality Agreement. For the avoidance of doubt, it is understood and agreed that the phrase "evaluation process related to the Transaction" in the immediately-preceding sentence does not refer to any process related to
         (1) a sale of the assets of the sawmill business of the Company and its subsidiaries and/or (2) a transaction involving the Eastern Division and/or Central Division converted products facilities of the Company and its subsidiaries and/or (3) a transaction (other than a sale of all or substantially all of the Company's timberlands) involving any other discrete operating assets of the Company and its subsidiaries.

8. You agree not to, and agree to cause your Representatives not to, directly or indirectly solicit for employment or hire any employees or independent contractors of the Company or any of its subsidiaries to whom you or your Representatives may be directly or indirectly introduced or with whom you or your Representatives otherwise have contact as a result of your evaluation of the Transaction or the Information for a period of two (2) years immediately after the date of this letter agreement, without the Company's prior written consent; provided that (i) a general solicitation for employees or public advertising of employment opportunities (including through the use of employment agencies) not specifically directed at employees or independent contractors of the Company or any of its subsidiaries and
         (ii) hiring any individual who contacts you on his or her own initiative without any direct or indirect solicitation or encouragement from you or your Representatives, other than any general solicitation or advertisement described in the immediately-preceding clause (i), will not constitute a breach of the terms of this paragraph 8.

9. You agree that (i) all communications by you or your Representatives to the Company or its Representatives regarding the Transaction or your evaluation thereof, (ii) requests by you or your Representatives for additional information, facility tours or management or employee meetings with respect to the Company and its subsidiaries and (iii) discussions or questions regarding procedures with respect to the Transaction or your evaluation thereof will, in each case, be submitted or directed only to the Company's financial advisors, Goldman Sachs & Co. and Banc of America Securities LLC, or such other person or

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Brookfield Asset Management Inc.
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         persons, if any, as the Company may designate in writing from time to time.

10. This letter agreement is not intended to, and does not, constitute an agreement or impose any obligation to consummate the Transaction, to conduct or continue negotiations with respect to the Transaction or to enter into a definitive agreement. No contract or agreement providing for the Transaction shall be deemed to exist unless and until a definitive agreement therefor has been executed and delivered by both the Company and you, and you hereby waive in advance any claims (including breach of contract) in connection with the Transaction unless and until you shall have entered into a definitive agreement therefor. Unless and until a definitive agreement between the Company and you with respect to the Transaction has been executed and delivered, neither the Company nor any of its shareholders, affiliates or Representatives has any legal obligation of any kind whatsoever with respect to the Transaction by virtue of this letter agreement or any other written or oral expression with respect to the Transaction, except, in the case of this letter agreement, for the matters specifically agreed to herein. The Company and its shareholders, affiliates and Representatives are free as they in their sole discretion shall determine (A) to conduct any process for the Transaction or any other transaction (including negotiating with any of the prospective parties thereto and entering into a definitive agreement without prior notice to you or any other person); (B) to provide or not provide Information to you or your Representatives under this letter agreement; (C) to reject any and all proposals made by you or any of your Representatives with regard to the Transaction and (D) to terminate discussions and negotiations at any time for any reason or no reason. Any procedures relating to any process for the Transaction or any other transaction may be changed at any time without notice to you or any other person. You hereby confirm that you are not acting as a broker for or representative of any person and are considering the Transaction only for your own account.

11. The Company would be irreparably and immediately harmed by, and money damages would not be an adequate remedy for, any breach of this letter agreement by you or your Representatives. Accordingly, the Company shall be entitled to equitable relief, including injunctive relief and specific performance, in the event of any breach or threatened breach of this letter agreement, in addition to all other remedies available at law or in equity. You hereby waive, and shall use your best efforts to cause your shareholders, affiliates and Representatives to waive,

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         any requirement for the securing or posting of any bond in connection with such remedy. You shall reimburse the Company for costs and expenses (including, without limitation, reasonable attorney's fees) arising out of your or any of your Representatives' breach of this letter agreement and any action by the Company to enforce the terms hereof in which the Company obtains a legal or equitable remedy for a breach of this letter agreement.

12. No failure or delay by the Company in exercising any right, power or privilege hereunder will operate as a waiver thereof, nor will any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any right, power or privilege hereunder.

13. The provisions of this letter agreement shall be severable if any such provision is held by a court of competent jurisdiction to be invalid, void or otherwise unenforceable, and such invalid, void or unenforceable provision shall be deemed deleted herefrom to the minimum extent necessary and replaced by a provision that is valid and enforceable and that as closely as practicable expresses the intention of such invalid, void or unenforceable provision. The remaining provisions of this letter agreement shall remain enforceable to the fullest extent permitted by law.

14. This letter agreement shall be governed by and construed in accordance with the laws of the State of Washington without regard to the conflicts of law principles thereof. Any proceeding relating to this letter agreement shall be brought exclusively in a state court of the State of Washington or a court of the United States of America located in the State of Washington. A consent to personal jurisdiction in any such action brought in any such court and consent to service of process by U.S. registered or certified mail is hereby unconditionally and irrevocably granted, and a waiver of any objection to venue in any such court or to any claim that such court is an inconvenient forum is hereby unconditionally and irrevocably granted.

15. This letter agreement contains the entire understanding relative to the protection of Information, the information described in paragraph 2 above and the other matters addressed herein and supersedes all prior collateral communications, if any, between the parties regarding the Information, such other information and such other matters. No amendment or other modification or waiver of any provision hereof shall

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         be binding unless in writing and signed by you and the Company or unless signed by the party to be bound.

16. This letter agreement may not be assigned except with the prior written approval of the Company. This letter agreement shall inure to the benefit of, and be enforceable by, the Company and Longview Fibre Paper and Packaging, Inc. ("LFPP") and their respective successors and assigns, including any successor to substantially all of the Company's or LFPP's assets or business, whether by merger, combination, consolidation, purchase of assets, purchase of stock or otherwise. Notwithstanding this paragraph 16, the power to modify or terminate this letter agreement in accordance with paragraph 15 above as to your obligations to and with respect to the Company without the consent of LFPP or its successors and assigns is reserved to you and the Company.

17. This letter agreement shall terminate five (5) years from the date hereof; provided that such termination shall not relieve you from your responsibilities for any breach of this letter agreement that occurs prior to such termination.


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                  Please confirm your agreement with the foregoing by signing and returning to the undersigned a copy of this letter.


                                      Very truly yours,

                                      LONGVIEW FIBRE COMPANY

                                      By: /s/ R.H. Wollenberg
                                          -------------------------------------
                                          Richard H. Wollenberg
                                          President, Chief Executive Officer
                                          and Chairman of the Board



CONFIRMED AND AGREED
as of the date first above written:


BROOKFIELD ASSET MANAGEMENT INC.

By: /s/ Sam Pollock
    -----------------------------------------
    Name: Sam Pollock
    Title: Managing Partner